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| FORM 4 |
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                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  See                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Gracy                           Robert                 W.
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   (Last)                           (First)             (Middle)

                               350 Corporate Blvd.
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                                    (Street)

  Robbinsville                        NJ                 08691
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     NexMed, Inc. (NEXM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify title below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                4.                              Securities     Owner-
                                      2A.                       Securities Acquired (A) or      Beneficially   ship
                           2.         Deemed       3.           Disposed of (D)                 Owned          Form:      7.
                           Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                           action     Date, if     Code         ------------------------------- Reported       (D) or     Indirect
1.                         Date       any          (Instr. 8)                  (A)              Transaction(s) Indirect   Beneficial
Title of Security          (Month/    (Month/      ------------                 or              (Instr. 3      (I)        Ownership
(Instr. 3)                 Day/Year)  Day/Year)    Code     V      Amount      (D)    Price     and 4)         (Instr. 4) (Instr. 4)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT                   (Over)
                         REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENLTY VALID OMB CONTROL NUMBER.          SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
            2.                                   5.                                                       Secur-    of
            Conver-                              Number of                      7.                        ities     Deriv-   11.
            sion                                 Derivative                     Title and Amount          Bene-     ative    Nature
            or                          4.       Securities    6.               of Underlying     8.      ficially  Secur-   of
            Exer-             3A.       Trans-   Acquired (A)  Date             Securities        Price   Owned     ity      In-
            cise              Deemed    action   or Disposed   Exercisable and  (Instr. 3 and 4)  of      Follow-   Direct   direct
            Price   3.        Execut-   Code     of (D)        Expiration Date  ----------------  Deriv-  ing       (D) or   Bene-
1.          of      Trans-    ion       (Instr.  (Instr. 3,    (Month/Day/Year)           Amount  ative   Reported  In-      ficial
Title of    Deriv-  action    Date, if  8)       4 and 5)      ----------------           or      Secur-  Trans-    direct   Owner-
Derivative  ative   Date      any                              Date     Expira-           Number  ity     action(s) (I)      ship
Security    Secur-  (Month/   (Month/    ------   ------------ Exer-    tion              of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Day/Year) Day/Year)  Code V    (A)   (D)   cisable  Date    Title     Shares  5)      4)        4)       4)
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
Stock       $4.00   12/31/02              A       10,000        (1)     1/18/10 Common    10,000           30,000     D
Options                                                                          Stock
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
EXPLANATION OF RESPONSES:

(1) On January 18, 2000, the Company approved a stock option grant to Robert W. Gracy for an aggregate of 30,000 stock options which vested in three equal installments of 10,000 options each on December 31, 2000, December 31, 2001 and December 31, 2002.




  /s/ VIVIAN H. LIU, ATTORNEY-IN-FACT                            1/2/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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